                                    INDEX TO
                          CONTRACT OF PURCHASE AND SALE
                                     BETWEEN
             HILLSBOROUGH ASSOCIATES, MERIDEN HOTEL ASSOCIATES,L.P.,
         WELLESLEY I, L.P., MULTI-WELLESLEY LIMITED PARTNERSHIP, SELLER
                                       AND
                         PRIME HOSPITALITY CORP., BUYER

ARTICLE NO.        DESCRIPTION OF ARTICLE                                       PAGE NO.
-----------        ----------------------                                       --------
       1           Purchase and Sale of Property                                 1
       2           Purchase Price                                                4
       3           Closing                                                       4
       4           Title and Survey                                              6
       5           Adjustments                                                   7
       6           Brokerage                                                     12
       7           Inspection Period                                             12
       8           "As Is" "Where Is" Sale                                       13
       9           Conditions to Closing                                         15
       10          Condemnation                                                  15
       11          Warranties and Representations                                16
       12          Survival of Representations and Warranties                    17
       13          Default                                                       17
       14          Tax Reduction Proceedings                                     17
       15          Operations Pending Closing                                    18
       16          Employees                                                     19
       17          Risk of Loss                                                  19
       18          Notices                                                       19
       19          Indemnities                                                   20
       20          Hart-Scott-Rodino Act                                         20
       21          Seller's Covenant to Notify                                   21
       22          Assignment; Captions; Construction; Plurals                   21
       23          Severability; Entire Agreement;
                   Counterparts; Modification                                    21
       24          Relationship of Parties; Further Instruments
                   No Third Party Beneficiaries                                  22
       25          Successors                                                    22

                          CONTRACT OF PURCHASE AND SALE

         THIS CONTRACT made as of the 1st day of February 1996 between HILLSBOROUGH ASSOCIATES, a general partnership, having an address at 710 Route 46, East, Fairfield, New Jersey 07004 ("Hillsborough"), MERIDEN HOTEL ASSOCIATES, L.P. and WELLESLEY I L.P., 44 Mandeville Drive, Wayne, New Jersey 07470 (collectively, "Wellesley I") and MULTI-WELLESLEY LIMITED PARTNERSHIP, c/o Wiss & Co., 354 Eisenhower Parkway, Livingston, New Jersey 07039 ("Multi-Wellesley") (collectively, "Hillsborough", "Wellesley I", and "Multi-Wellesley" are referred to as the "Seller"), and PRIME HOSPITALITY CORP., having an address at 700 Route 46, East, Fairfield, New Jersey 07004, ("Buyer").

                              W I T N E S S E T H:

         In consideration of the sum of $100.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. PURCHASE AND SALE OF PROPERTY

            A. Subject to the terms and conditions of this Agreement, Seller will sell and assign and Buyer will purchase and assume, all of Seller's right, title and interest in and to the following (collectively, the "Property"):

                  (i) those certain tracts of land on which are situated the hotels listed on the attached Exhibit A, (the "Hotels"), together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter owned by Seller and belonging or appertaining thereto (collectively, the "Land"); and

                  (ii) all of the buildings, structures and other improvements now or hereafter in or on the Land (collectively referred to as the "Premises"); and

                  (iii) all furniture, furnishings, fixtures, equipment, machinery and other tangible personal property including Consumables situated in or on the Premises or used in connection therewith, owned by Seller, subject to such depletion and resupply as will occur and be made in the normal course of business, excluding, however, (a) equipment and property leased pursuant to Hotel Contracts (as defined below) and (b) all items of property owned by tenants under the Leases (as defined below), Hotel guests, employees, or person or entity furnishing goods or services to the Hotels, (collectively, the "Equipment"); and

                  (iv) all books, records, ledgers, files, information and data with respect solely to the Hotels to the extent located at the Hotels and in Seller's possession and control, including, all promotional and advertising materials concerning the Hotels or any part thereof to the extent available and in Seller's possession and control; and

                  (v) to the extent transferable, the Leases and Hotel
                      Contracts; and

                  (vi) to the extent transferable, governmental licenses and permits; and

                  (vii) to the extent transferable and in Seller's possession, all architectural

plans and drawings, surveys, copyrights, warranties and other items of intangible personal property not specifically listed or excluded above and relating solely to the ownership, occupancy or operation of the Hotels and owned by Seller (including, for example, telephone and facsimile numbers to the extent of Seller's interest therein, listings and directories), excluding, however, (a) cash, any reserves for Equipment or other funds on deposit in bank accounts or in transit for deposit; (b) receivables; (c) refunds, rebates or other claims, or any interest thereon for periods or events occurring prior to the Cut-off Time (as defined in Section 5.A.); (d) prepaid insurance premiums; (e) utility and similar deposits or other prepaid items (except to the extent they are transferred to Buyer and Seller receives credit on the Closing Statements for any such prepaid item); (f) prepaid government permit and license fees (except to the extent they are transferred to Buyer and Seller received a credit on the Closing Statements for any such prepaid item); and (g) funds on deposit with Seller's lenders.

         It is acknowledged that Buyer is purchasing the existing mortgage loans from a group of participant lenders and it is agreed hereby that in its capacity as purchaser of such loans, Buyer will refund to Seller any reserve, escrow, or other deposits held by lenders in conjunction with such loans.

            B. The following definitions will apply:

               (i) Consumables will mean all maintenance and housekeeping supplies and inventory, including, without limitation, linens, soap, toiletries, glassware, silverware, cleaning materials, matches, stationery, pencils and other supplies of all kinds, whether used, unused, or held in reserved storage for future use in connection with the maintenance and operation of the Hotels, which are owned by Seller and on hand on the date hereof, subject to such depletion and resupply as will occur and be made in the normal course of business, excluding, however, all items of property owned by tenants under the Leases, Hotel guests, employees, or other persons or entities furnishing goods or services to the Hotels.

            (ii) Hotel Contracts will mean all service, maintenance, purchase order, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller is lessee or purchaser, with respect to the ownership, maintenance, operation, provisioning;

            (iii) Leases will mean leases of space and concessions at the Hotels. C. Buyer acknowledges that the interest of each of Hillsborough, Wellesley I, and Multi-Wellesley extends only to the Hotels of which they are individually identified as Owner on Exhibit A and that obligations of each of Hillsborough, Wellesley I, and Multi- Wellesley hereunder run only to those Hotels. The obligations of Hillsborough, Wellesley I, or Multi-Wellesley are entirely and for all purposes several so that neither Hillsborough, nor Wellesley I, nor Multi-Wellesley will be liable for any obligations related to any Hotel not owned by it and that any certification or affidavit given by Hillsborough, Wellesley I, Multi- Wellesley will relate only to Hotels owned by it. Further, Buyer acknowledges that as managing agent and prior owner of the Properties it has special knowledge of the Properties and that with respect to any affidavit or certificate given by the Seller to Buyer will be deemed to (and any such certificate may recite that such certificate does) include facts to the knowledge of Buyer and available to Buyer in such capacity. Further, Seller will has no liability under this Contract with respect to any matter within the control of Buyer as managing agent. Notwithstanding limitations of this Section 1.C., Buyer has no obligation to close unless and until each of Hillsborough, Wellesley I, and Multi-Wellesley have complied with each and every material term and condition of this Agreement, unless such compliance is within the control of Buyer as managing agent.

            2. PURCHASE PRICE.

            The purchase price for the Property is $3,600,000, payable as follows:

A.     Within ten (10) days of the
       Effective Date the as defined
       below, the initial deposit                            $   25,000

B.     At closing wire transfer, of
       immediately available funds
       subject to adjustments,
       credits, and prorations, the balance                  $3,599,975

Total                                                        $3,600,000

         The initial deposit and all additional deposits under this Contract and all interest accruing (the "Deposit") will be held in an interest bearing account by the Title Company (as defined in Section 4) and will be applied against the purchase price at Closing or otherwise disbursed in accordance with the terms of this Contract. The interest shall be credited against the Purchase Price at Closing or disbursed to the party entitled to the Deposit upon termination or breach of this Contract. For purposes of this Contract, the "Effective Date" will be deemed to be the date upon which a copy of this Contract, fully executed by the Seller, is received by Buyer.

         3. CLOSING.

            A. The closing for payment of the purchase price and delivery of the closing documents (the "Closing") will take place on a day mutually acceptable but no later than March 11, 1996, commencing at 10:00 a.m. at the offices of Seller's attorneys or the Title Company.

            B. At Closing, Seller will deliver to Buyer:

            (i) an executed and acknowledged limited warranty deed or deed of bargain and sale with covenants against grantor's acts transferring to Buyer title to the Premises subject only to the Permitted Exceptions (as defined in Section 4), together with any real estate tax forms or affidavits as are required by law;

            (ii) an executed bill of sale transferring to Buyer all of Seller's right, title and interest in and to the Equipment and Consumables;

            (iii) an executed general assignment and assumption agreement transferring to Buyer all of Seller's right, title and interest in, to and under the Hotel Contracts, the licenses and permits, to the extent assignable under the terms of the Hotel Contracts and, as to the licenses and permits, under applicable law;

            (iv) an executed lease assignment and assumption agreements transferring to Buyer all of Seller's right, title and interest in, to and under the Leases, to the extent Leases are assignable;

            (v) an executed Seller's affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

            (vi) an affidavit of title by Seller (which will be to the best of Seller's knowledge, with reliance as appropriate on information provided by Buyer, as Seller's managing agents) with regard to the absence of liens, claims and encumbrances other than Permitted Exceptions and matters required to all exceptions customarily omitted by affidavit from the title insurance policy to be obtained by Buyer,

            (vii) Seller's certification that its representations and warranties, pursuant to Section 11 are true and correct or have not been breached;

            (viii) instruments as to each respective Property from the owner thereof acceptable to Buyer and Title Company reflecting the proper power, good standing and authorization for the sale of the Property to Buyer; and

            (ix) possession of the Property

            C. At Closing Buyer will deliver to Seller:

            (i) the balance of the Purchase Price as required pursuant to
Section 2.C. above;

            (ii) executed counterparts of any documents listed in Section 3.B. required to be signed by Buyer;

            (iii) evidence that the transaction contemplated by this Agreement has been authorized by Buyer;

            (iv) reasonable affidavits and certification as back up for Seller affidavits and certifications in areas within Prime's knowledge and responsibility.

            D. At Closing, Seller will pay the following costs and expenses to effect the consummation of the transaction: (i) all transfer tax, documentary stamps, surtax and other tax on the deed or transfer of title to the Property or the transfer of any mortgages encumbering the Property, (ii) the cost of the title insurance commitment and premium, (iii) recording fees, and (iv) the cost of Hart Scott Rodino applications if necessary. Buyer will endeavor to minimize such costs and shall be responsible for any costs in excess of $600,000.

        4. TITLE AND SURVEY.

            A. Seller will convey to Buyer good and marketable, fee simple title to the Property. The Property will be insurable at regular rates pursuant to an ALTA form of owner's policy (the "Title Policy") without exception other than
(i) mortgages securing indebtedness to the participant lenders and Prime, (ii) all exceptions to current title insurance policies and (iii) exceptions approved by Buyer (the "Permitted Exceptions"). Within thirty (30) days from the Effective Date, Buyer will obtain a commitment to issue the Title Policy from a title company selected by Buyer (the "Title Company").

            B. Buyer, at its option, may obtain a survey of the Property drawn by a licensed surveyor in accordance with the minimum standards established for surveyors in the state in which a Hotel is located and the minimum standard detail requirement for ALTA/ACSM land surveys, which is satisfactory to Buyer, confirms or establishes the correct legal description of the Property, and identifies all easements, rights of way, and other visible items or matters of record affecting the Property.

            C. Prior to the expiration of the Inspection Period as defined in
Section 7, Buyer
will notify Seller's attorney of any objections to title. Seller will have no obligation to cure any objections to title. Buyer may, at its option, either:

                  (i) close the transaction on the terms of this Contract and accept, in full satisfaction of Seller's obligation hereunder, such title as Seller can convey; or

                  (ii) cancel this Contract pursuant to Section 7.

         5.  ADJUSTMENTS.

                  A. Adjustments and Prorations.

                  The following matters and items will be apportioned between the parties hereto, on an accrual basis, as of the Cut-off Time or, where applicable, credited in total to a particular party with respect to such Hotel being transferred at any Closing. For purposes of this Agreement Cut-off Time will mean the customary close of business for each Hotel department or facility for the immediately preceding the Closing Date or, where no other time is applicable, 7:00 a.m. on the Closing Date.

                  (i) House Funds. All cash on hand in each Hotel in cash registers, cashiers' "banks", and change funds (collectively, the "House Funds") as of the Cut-off Time will be purchased by Buyer and credited (in the amount thereof) to Seller and debited (in the amount thereof) to Buyer. All other funds will remain the sole property of Seller and will be applied and returned to Seller at the Closing.

                  (ii) Guest Ledger. All amounts in the guest ledger (including charges for rooms, food, beverage, telephone charges and otherwise), accruing prior to the Cut-off Time will be credited to Seller at face value less a two percent (2%) discount. All amounts in the guest ledger accruing after the Cut-off Time will belong to the Buyer. The entire guest ledger will thereupon become the property of Buyer.

                  (iii) Accounts Receivable. Buyer will purchase all Accounts Receivable under ninety (90) days old as of Closing at par. All Accounts Receivable ninety (90) days or older will be retained by Seller. Buyer will remit promptly to Seller all funds received by it following Closing in payment of such accounts receivable. Such collection will be applied as designated, but if there is no designation, then any such collection received within thirty
(30) days after the Closing Date will be applied first to the indebtedness accrued prior to the Closing Date.

                  (iv) Advance Deposits. Buyer will receive a credit for all advance deposits received by Seller.

                  (v) Vending. Coin and vending machine income, and telephone, washroom income collected up to the Cut-off Time will be the property of Seller;

                  (vi) Taxes and Assessments. All ad valorem real estate taxes due and payable in the year 1996 (or with respect to fiscal year 1995/1996), special or general assessments, water and sewer rents, rates and charges and vault charges and other municipal permit fees will be prorated as of the Closing Date. If the amount of any such item is unascertainable on the Closing Date, the credit therefor will be based on the most recent available bill therefor or, if unavailable, Seller's good faith estimate thereof. If the actual amount of any such item, when later determined and prorated for the applicable period, differs from the credit given therefor at the Closing, the parties will promptly make the appropriate adjustment, and the party owing sums by reason of such adjustment will promptly remit such sums to the other party. Buyer will give Seller written notice of the actual amounts of any such bills within three (3) days after receipt thereof. If, at the time of the Closing, the Property or any portion thereof is subject to a special assessment or assessments which are payable by Seller and which are or may become payable in installments, then, such special assessment or assessments will be paid and discharged by Seller in full;

                  (vii) Utility Contracts. Cut-off readings will be secured for all utilities as of the Cut-off Time;

                  (viii) Hotel Contracts and Leases. All income and expenses with respect to the Leases and Hotel Contracts which continue to affect the Hotels after the Closing will be prorated as of the Cut-off Time. Buyer will receive a credit for the amount of any prepaid rents, security deposits, or other deposits previously paid to Seller and not applied to delinquent rents or otherwise as provided under the Leases as of the Closing. Seller will receive a credit for the amount of any prepaid expenses under any Hotel Contracts. Delinquent rentals payable by tenants under the Leases will be the property of Seller. To the extent Buyer receives any delinquent rents, Buyer will immediately remit same to Seller. All security deposits held by Seller will be transferred to Buyer, a receipt will be executed by Buyer, and all obligations with respect to such security deposits will be assumed by Buyer who will indemnify Seller with respect thereto. Seller agrees to send to each tenant under the Lease, by certified mail return receipt requested, on the Closing Date, notices of the sale of the relevant Hotel to Buyer (and transfer of the security deposits in connection therewith), provided that failure to deliver such notices will not invalidate the transfers contemplated hereby.

                  (ix) License Fees. Fees paid or payable for transferrable licenses and permits will be prorated as of the Cut-off Time

                  (x) Inventories. Seller will receive a credit for inventories by the aggregate invoice amount (including all shipping charges, taxes, etc.) of all unopened items on hand at any Hotel as of the Cut-off Time normally inventoried at such Hotel on a monthly or quarterly basis including, but not limited to, all glass, china, linen and silver, all food and beverages and all other Consumables, located at such Hotel as of the Cut-off Time as determined by Buyer and Seller pursuant to an inventory to be conducted by Buyer and Seller between 8:00 p.m., Eastern Standard Time, of the evening immediately before the Cut-off Time, and 8:00 a.m., Eastern Standard Time, immediately after the Cut-off Time.

                  (xi) Employees. Periodic employment compensation accrued as of the Cut-off Time will be paid by Seller. To the extent Buyer employs any employees of any Hotel, accrued vacation pay and other employee benefits with respect to such employees, will be prorated as of the Cut-off Time based on compensation, pay and benefits actually accrued as of that time; provided, however, that accrued sick leave will not be prorated or paid by Seller. Nothing set forth in this Section 5.A. (xii) will create any obligation of Buyer to employ any employees of any Hotel.

                  (xii) Miscellaneous. Seller will receive a credit for all trade association dues and trade subscriptions that extend beyond the Closing Date, prorated as of the Cut-off Time; Seller will receive a credit for prepaid advertising expenses to the extent the advertising services relate to the period from and after the Closing Date.

                  (xiii) Other. Such other items, if any, as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel property in the New York metropolitan area, including, without limitation, all promotional items, trade advertising due bills (based upon the period during which goods or services were rendered or received, as the case may be), deposits and prepaid items which inure to the benefit of Buyer, taking into account all refunds or rebates applicable to liabilities assumed by Buyer hereunder or otherwise to periods after the Cut-off Time.

                  B. Closing Statements.

                  (i) The parties hereto authorize each other's agents and employees to enter the Hotel, at reasonable times and otherwise under reasonable circumstances, upon two (2) Business Days' prior written notice, both before and after the Closing Date, for the purpose of making such inventories, examinations and audits of the Hotels and the Hotel books and records as they reasonably deem necessary in order to make the adjustments and prorations required under this
Section 5 or under any other provisions of this Agreement, and to determine which items of personal property are excluded from this transaction and are to be retained by Seller or are subject to payment by Buyer or proration between Buyer and Seller in accordance with the terms of this Agreement. Based upon preliminary audits and inventories, at or before the Closing, Seller or its agents will prepare, and Buyer will review and approve (which approval will not be unreasonably withheld, delayed or conditioned) a preliminary closing statement (the "Preliminary Closing Statement") which will show the net amount due either to Seller or to Buyer as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller pursuant to Section 2 hereof. Within thirty (30) days following the Closing Date, Seller or its agent will prepare, and Buyer will review and approve (which approval will not be unreasonably withheld, delayed or conditioned) a final closing statement (the "Final Closing Statement") setting forth the final determination of all items to be included on the Closing Statements. The net amount due Seller or Buyer, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, will be paid in cash by the party obligated therefor within ten (10) days following the party's receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Buyer will be conclusive and binding on the parties hereto.

                     (ii) Seller will have the right to have its representatives present after the Closing Date for the purpose of review of receivables or any other post-closing adjustments provided for in this Agreement, and such representatives will be given reasonable access to the books and records of the Hotels which are relevant to the preparation of the Closing Statements. Buyer will furnish Seller with access to the accounting computer system for a period of not less than ninety (90) days after the Closing Date to allow Seller to make any post-closing accounting necessary and Seller will be entitled to use on site personnel for this purpose at no cost to Seller, and Buyer will fully cooperate in making such personnel available to Seller for such purpose.

            D. Calculations.

            Subject to the provisions of Section 5 above and solely for purposes of calculating prorations, Buyer will be deemed to be entitled to the Property and, therefore, entitled to the income therefrom and responsible for the expenses thereof as of the Cut-off Time. All such prorations will be made on the basis of the actual number of days of the year and month which will have elapsed as of the Closing Date. Except as set forth herein, all items of income and expense for the period after Closing will be for the account of Buyer, all as determined by the accrual method of accounting in accordance with generally accepted accounting principles consistently applied. Bills received after Closing which relate to expenses incurred, services performed, and any and all amounts allocable to the period prior to Closing, will be paid by Seller and amounts received (including, without limitation, refunds and insurance proceeds) by Buyer relating to the period prior to Closing will be immediately paid to Seller.

                 E.   Inability to Agree.

                 In the event Seller and Buyer are unable to agree on (i) the Preliminary Closing Statement on or before the Closing Date or (ii) the Final Closing Statement within thirty (30) days following the Closing Date, then, in either such event, the issues relating to the Preliminary Closing Statement or the Final Closing Statement, as the case may be, will be submitted to Arthur Anderson LLP or another independent certified public accountant reasonably acceptable to Seller and Buyer, for final resolution and Seller and Buyer agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant will be borne equally by Buyer and Seller.

           6. BROKERAGE. Buyer and Seller represent and warrant to each other that they have not dealt with any broker or finder in connection with the transaction contemplated by this Contract. Each party agrees to defend, indemnify and hold harmless the other from and against any and all expense, cost, damage or liability (including, without limitation, court costs and reasonable attorneys' fees, at trial and appeal) resulting from the claims of any brokers or those claiming to have performed services in the nature of brokerage or finding services by reason of the indemnifying party's acts.

           7. INSPECTION PERIOD.

                 A. For a period terminating March 11, 1996 (the "Inspection Period") Buyer, its agents, employees and contractors will have the right to enter onto the Property to perform engineering studies, soil tests, environmental tests, economic feasibility studies, title and survey reviews and any other tests and investigations as Buyer may elect (the "Property Studies"). Within ten (10) days after the Effective Date Seller will deliver to Buyer (i) copies of the reports of any tests, investigations, or inspections with respect to the Property undertaken by or at the direction of or otherwise in the possession of Seller, and (ii) all notices received from any governmental authority with respect to the Property. If, during the Inspection Period, Buyer determines in its sole and absolute discretion, that the results of any Property Studies are unsatisfactory, then Buyer will notify Seller that it is terminating this Contract in which event the Deposit, together with interest, will be returned to Buyer, and neither party will have any further liability under this Contract, except that Buyer (i) will indemnify and hold harmless Seller from and against any and all claims arising from Buyer's entering upon the Property prior to Closing, and (ii) return the Property to the original condition prior to Buyer's entrance.

                B. During the Inspection Period, Seller will provide Buyer with a schedule of Hotel Contracts and Leases together with copies of such documents. Prior to the expiration of the Inspection Period, Buyer will prepare a schedule of Hotel Contracts and Leases that it will assume.

                C. Buyer acknowledges that the Seller will have to obtain partner approvals. If Seller is unable to present evidence of such approvals to Buyer within twenty (20) days of the Effective Date either party may terminate this Agreement upon such termination the deposit will be returned to Buyer and the parties will have no further obligations under this Contract.

         8.  "AS IS" "WHERE IS" SALE.

                A. Notwithstanding anything to the contrary contained herein, Buyer expressly understands, acknowledges and agrees that the conveyance of the Property shall be made by Seller to Buyer on an "as is, where is" basis, and "with all faults" with no right of set-off or reduction in the Purchase Price, and Buyer acknowledges that Buyer has agreed (subject to the provisions hereof) to buy the Property in its present condition, subject to reasonable use, wear, tear and natural deterioration, and that Buyer is relying solely on its own examination and inspections of the Property and not on any oral or written statements or representations made by Seller or any agents or representatives of Seller, except as specifically set forth herein. Additionally, Buyer hereby acknowledges that, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of condition, habitability, merchantability or fitness for a particular purpose of the Property or any portion thereof, or with respect to the economical, functional, environmental or physical condition of the Property. Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning: (a) the nature and condition of the Property or any part thereof, including, but not by way of limitation, as to its water, soil or geology, or the suitability thereof, for any and all activities and uses which Buyer may elect to conduct thereon or which are presently conducted thereon by Seller, or any improvements Buyer may elect to construct thereon, or any income to derived therefrom or expenses to be incurred with respect thereto, or any obligations or any other matter or thing relating to or affecting the same; (b) the absence of any environmentally toxic or hazardous substances, including, without limitation, asbestos, on, in or under the Premises or on, in or under any property adjacent to or abutting the Premises; (c) the manner of construction or condition or state of repair or lack of repair of any Improvements constituting part of or located within the Premises; (d) the condition of any of the FF&E or other tangible personal property; (e) the part performance of or revenues or income from the Hotels or operating expenses; (f) the nature, extent or effect of any easement, restrictive covenant, right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or other similar matter pertaining to the Premises or any portion thereof; or (g) the compliance of the Property or the rules, ordinances, or regulations of any government or other body. Buyer acknowledges that Seller's delivery of the Deeds at Closing shall fulfill all obligations of Seller concerning the condition of and title to the Property, whether expressed or implied.

                B. Buyer, for Buyer and Buyer's successors in interest, releases Seller from, and waives all claims and liability against Seller from, any structural, physical or environmental condition at the Property and further releases Seller from, and waives all liability against Seller attributable to, the structural, physical and environmental condition of the Property, including without limitation, the presence, discovery or removal of any hazardous materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes or action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1989, as amended by SARA (Superfund Amendment and Reauthorization Act of 1986 (and as the same may be further amended from time) or any related claims or causes of action or any other federal or state based statutory or regulatory causes of action for environmental contamination in, at, about or under the Property.

                  C. Buyer agrees to assume all responsibilities with respect to all Hotel Contracts and Leases. To the extent such Hotel Contracts and Leases are not assignable, Buyer will take the economic benefit and undertake to carry out Seller's obligations under such Hotel Contracts and Leases and indemnify Seller with respect to such liabilities arising under such Hotel Contracts and Leases.

                  D. Buyer is solely responsible for obtaining any resale certificate, certificate of occupancy or any other approval or permit of any nature whatsoever necessary for transfer, ownership, operation or occupancy of the Property. In the event that any repairs or alterations necessary to obtain the same that cost less than $100,000.00 in the aggregate, payment of such costs will be a Closing cost payable by Seller pursuant to Section 3D. In the event such cost is $100,000.00 or more either party may terminate this Agreement in the same manner and with the same effect as set forth in Section 7.

                  9. CONDITIONS TO CLOSING. The obligations of Buyer are conditioned upon the following:

                            A. The contingencies of Section 8 have been
satisfied.

                            B. All of Seller's material representations and
warranties are true or have not been breached, as the case may be as of the date of Closing Date.

                            C. Buyer will have completed the purchase of lender
participant loans on terms satisfactory to Buyer.

                            If on the date set for Closing pursuant to Section 3
the above conditions have not been fully and unconditionally satisfied, Buyer may terminate this Contract, in which event the Deposit, together with interest will be returned to Buyer and neither party will have any further liability under this Contract.

                  10. CONDEMNATION. If prior to Closing, there are any condemnation proceedings or eminent domain proceedings pending or contemplated against the Property, (other than precedings with no substantial adverse affect on the Property) or the access to the Property becomes subject to any restrictions (collectively "Condemnation Proceedings"), Buyer may, either (a) terminate this Contract in the same manner and with the same effect as a termination under Section 7 or (b) proceed to Closing in which event Seller will assign to Buyer any award or settlement whether or not made prior to Closing.

                  11. WARRANTIES AND REPRESENTATIONS. Hillsborough, Wellesley I, and Multi-Wellesley, as to each of their Hotels, and except with respects to matters within Buyer's knowledge, warrants and represents (subject to the limitation set forth in Section 1C). that:

                             A. Except for partner approvals, Seller has the
power and authority to enter into this Contract and to consummate the contemplated transactions and the execution and delivery of the Contract and the performance by Seller of its obligations have been duly authorized and will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which it is bound, or any law, statute, rule or regulation to which Seller is subject;

                             B. Other than as may have been received by Buyer as
managing agent, Seller has received no written notice of any actions, suits, investigations or proceedings before any court, investigative body, governmental department, commission, board, agency, bureau, or other governmental instrumentality, concerning or affecting the Hotel;

                             C. Other than as may have been received by Buyer as
managing agent, Seller has received no written notice of any condemnation proceedings or other similar proceeding is pending or, to the best of Seller's knowledge, is threatened against the Property;

                             D. Other than as may have been received by Buyer as
managing agent, Seller has received no written notice that the Property is not in compliance with applicable laws, rules, codes and regulations, and there are no notices from any governmental entity of non-compliance with any applicable laws, rules, codes or regulations with respect to all or any portion of the Property;

                  12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of Seller's representations, warranties and covenants contained in this Contract
(a) are true and complete and have not been breached as of the Contract date,
(b) will be true and complete and will not be breached as of the date of Closing, and will not survive the Closing.

                  13.  DEFAULT.

                          A. Seller's sole remedy for Buyer's breach or default
under this Contract will be liquidated at and limited to the funds represented by the Deposit, it being agreed between Seller and Buyer that any damages to Seller would be speculative and cannot be determined at this time, provided however that such limitation of Seller's remedy will not prevent Seller from seeking damages for Buyer's failure or refusal to return the Property to original condition prior to Buyer's entry thereon as provided under Section 7.

                          B. In the event of Seller's default, Buyer's only
remedy will be a suit for specific performance.

                  14.  TAX REDUCTION PROCEEDINGS

                          Seller will be entitled to receive and retain the
proceeds from any real estate tax appeals or protests for taxes due and payable prior to the year in which the Closing Date occurs. Seller will be entitled to commence and/or continue to process any new or pending appeals or protests with respect to taxes due and payable in the tax year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of attorneys' fees and other costs and any amounts payable to third parties including, but not limited to, legal fees and disbursements and consultant and expert witness fees, will be prorated, as of the Closing Date, between the parties when received. In the event Buyer files an appeal or protest with respect to taxes due and payable for the tax year in which the Closing Date occurs, the net proceeds from such proceedings, after payment of attorneys' fees and other costs and any amounts payable to third parties including, but not limited to, legal fees and disbursements and consultant and expert witness fees, will be prorated, as of the Closing Date, between the parties when received. Buyer and Seller will be entitled to any such proceeding after the Closing Date and neither party will settle any such appeal or protest relating to the tax year in which the Closing Date occurs without the prior consent of the delayed or conditioned. Promptly after Closing Buyer as managing agent will provide Seller with a schedule of pending appeals. The provisions of this Section 15 will survive Closing.

                  15.  OPERATIONS PENDING CLOSING.

                  A. Seller agrees that, from the Effective Date to the date of Closing it will not take any action to prevent its managing agent (subject to the availability of cash) from:

                          (i) Operating and marketing the Property in the same
manner as prior to the execution hereof,

                          (ii) Maintaining the Property in the same condition as
exists as of the date hereof, including maintaining the inventories, supplies, and Equipment at levels that exist as of the date hereof and not remove or substitute any item of Equipment or other property from the Property;

                          (iii) Continuing to pay in a timely manner all taxes
relative to the operation and ownership of the Property; and

                          (iv) Making all payments, and perform, when due, all
of Seller's obligations under the Leases, and Hotel Contracts; and

                  B. Seller agrees that, from the Effective Date to the date of Closing it will not (other than through the action of its managing agent):

                          (i) become a party to any service contract or
agreement or undertaking with respect to or affecting the Property which will extend beyond the date of Closing without the prior written consent of Buyer, not to be unreasonably withheld;

                          (ii) make or allow any material alteration to the
Property without the prior written consent of Buyer (except in emergency circumstances), not to be unreasonably withheld;

                          (iii) allow any presently existing service contract or
agreement or undertaking with respect to or affecting the Property to lapse or terminate (other than by stated maturity) without the prior written consent of Buyer;

                          (iv) Enter into, or entertain, any negotiations,
discussions, or offers to purchase
with any person not a party to this Contract with respect to the sale, leasing, conveyance, or other transfer of the Property, or any portion thereof, so long as this Contract remains in effect; and

                          (v) Enter into any lease, occupancy agreement, service
contract or use agreement for the Property, or any part thereof, which will extend beyond the date of Closing without the prior written consent of Buyer, or make or permit any material modification, renewal or other undertaking with respect to any agreement affecting the Property existing as of the date hereof.

                  C. Buyer will arrange for necessary consents for the transfer of any hotel franchises.

                  16. EMPLOYEES. Seller will be responsible for all salaries, wages, accrued and earned vacation pay, payroll taxes and other employee benefits through the Closing Date ("Pre-Closing Payroll Expenses"). Buyer, at its option, may request an appropriate adjustment for Pre-Closing Payroll Expenses and assume the obligation for the payment of Pre-Closing Payroll Expenses. Buyer will give notices required by law.

                  17. RISK OF LOSS. The risk of loss for casualty or other damage is assumed by Seller. Seller will promptly repair any casualty or damage to the Hotel, provided that if the cost of repair costs in excess of $100,000 with respect to any one Hotel, Buyer may elect to terminate the Contract on five
(5) days written notice to Seller.

                  18. NOTICES. Any notice, approval, consent or other communication ("Notices") permitted or required under this Contract will be effective only if in writing and given by hand delivery or by mailing by certified or by registered mail, postage prepaid, return receipt requested, or by Federal Express, other comparable expedited mail service or Western Union telegram to the addressee first set forth above or at such other addresses as the party to be notified may from time to time designate by notice given in the manner provided in this Section. Notices will be effective upon receipt, if hand delivered, or upon deposit with Federal Express, other comparable expedited mail service, Western Union or in the United States mail. Copies of all Notices to Seller will be sent to John L. Conover, Esq. Saiber, Schlesinger, Satz & Goldstein, One Gateway Center, 13th Floor, Newark, New Jersey 07102-5311 will be similarly sent to said party's named attorney.

                  19.  INDEMNITIES

                       Buyer agrees that it will (using reputable and qualified counsel approved by Seller) indemnify, defend, protect and hold Seller and its agents, shareholders, directors, officers, employees and representatives harmless from and against all actions, suits, claims, penalties, damages, liabilities, costs and expenses including, without limitation, attorneys' fees, costs and disbursements (collectively, "Losses"), based upon or arising out of:
(a) any and all matters relating to the use, operation or maintenance of the Property or any portion thereof and arising prior to, on or after the Closing Date (including, without limitation, the failure of Buyer to honor any Bookings, or other existing arrangements and obligations for the use of any Hotel made prior to the Closing Date in the ordinary course of business), (b) any claim for personal injury or property damaged based on any event occurring on or about the Property or any portion thereof and arising prior to, on or after the Closing Date or in connection with Buyer's access to the Property or any portion thereof in accordance with this Agreement prior to the Closing Date, (c) failure of Buyer to timely pay all sums which are payable by Buyer hereunder and (d) anyother matter whatsoever (including, without limitation, demands and actions by tenants under the Leases or any vendors or suppliers of goods or services to the Property after the Closing) relating to the Property or any portion thereof with respect to the period on or after the Closing Date and arising on or after the Closing Date.

                  20. HART-SCOTT-RODINO ACT. Buyer will notify Seller within fifteen (15) days after the date hereof whether the within transaction is subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). If Buyer determines that the within transaction is subject to such reporting requirements, then, by no later than the first Business Day after the expiration of the Inspection Period and, if Buyer has not terminated this Agreement as permitted in Section 5.C. hereof, each of Seller and Buyer will file the notification and report forms with respect to the transactions contemplated hereby required by the HSR Act and the rules and regulations promulgated thereunder, and will promptly take or cause to be taken all other actions necessary, proper or advisable (not including the disposition of other assets owned by it) to cause the waiting period under the HSR Act to have expired no later than three (3) Business Days prior to the Closing Date. Filing fees will be at Seller's expense under Section 3D.

                  21. SELLER'S COVENANT TO NOTIFY. Seller will immediately provide Buyer with copies of any correspondence received from any governmental agency with respect to the Property.

                  22. ASSIGNMENT; CAPTIONS; CONSTRUCTION; PLURALS. The captions of this Contract are for convenience and reference only and in no way define, describe, extend or limit the scope, meaning or intent of this Contract. This Contract and any related instruments will not be construed more strictly against one party then against the other by virtue of the fact that drafts may have been prepared by counsel for one of the parties, it being recognized that this Contract and any related instruments are the product of negotiations between the parties and that both parties have contributed to the final preparation of this Contract and all related instruments. This Contract will not be binding or effective until properly executed and delivered by both Seller and Buyer. Whenever the context of this Contract may require, any pronoun will include the corresponding masculine, feminine and neuter form, and the singular form of nouns and pronouns will include the plural. Neither Buyer nor Seller may assign this Contract.

                  23. SEVERABILITY; ENTIRE AGREEMENT; COUNTERPARTS; MODIFICATION. Invalidation of one or more of the provisions of this Contract will in no way affect any other provision. This Contract contains the entire agreement between the parties with respect to the Property and supersedes all prior agreements between the parties respecting such matters. This Contract may be executed in any number or counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. This Contract may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by the parties. A waiver of any breach by any party will not be construed as a waiver of any rights or remedies of any party or a waiver of any future breach.

                  24. RELATIONSHIP OF PARTIES; FURTHER INSTRUMENTS; NO THIRD PARTY BENEFICIARIES. At the request of either party, at any time from time to time before and after Closing, the other party will execute, acknowledge and deliver all reasonable instruments requested by the other party in order to carry out the purposes of this Contract. This Contract is intended to benefit only the signatories, their successors, and permitted assigns and not any third party and may be enforced only by the signatories, their successors, and permitted assigns.

                  25. SUCCESSORS. This Contract will be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns.

                           SELLER:
                           HILLSBOROUGH ASSOCIATES

                           By:
                              ---------------------------------------------
                                            , General Partner

                           MERIDEN HOTEL ASSOCIATES, L.P.
                           BY:  FL MERIDEN, INC., GENERAL PARTNER

                           By:
                              ---------------------------------------------
                                            Fred Lafer, President

                           WELLESLEY I, L.P.
                           BY:  FL-GP CORP., GENERAL PARTNER


                           By:
                              ---------------------------------------------
                                            Fred Lafer, President

                           MULTI-WELLESLEY LIMITED
                           PARTNERSHIP
                           BY:  BGN FRANKLIN, INC., GENERAL PARTNER

                           By:
                              ---------------------------------------------
                                            Martin Barber, President

                           BUYER:
                           PRIME HOSPITALITY CORP.

                           By:
                              ---------------------------------------------

                                   SCHEDULE A
                             DESCRIPTION OF PROPERTY


HILLSBOROUGH ASSOCIATES                 MULTI WELLESLEY HOTELS
                                        LIMTED PARTNERSHIP

Wellesley Inn                           Holiday Inn
17 North Airmont Road                   485 Elden Street
Suffern, New York 10901                 Herndon, Virginia 22070

Wellesley Inn                           Wellesley Inn
797 East Henrietta Road                 10327 Lee Highway
Rochester, New York 14623-1405          Fairfax, Virginia 22030

Wellesley Inn                           Wellesley Inn
1101 Dual Highway                       4630 Genessee Street
Hagerstown, Maryland 21740              Buffalo, New York 14225

Days Inn                                Wellesley Inn (Lakes)
1226 O"Neill Highway                    7925 NW 154th Street
Dunmore, Pennsylvania 18512             Miami, Florida 33016

Wellesley Inn
2477 Route 9
Fishkill, New York 12524

Wellesley Inn
3100 N. University Drive
Coral Springs, Florida 33065

Wellesley Inn (East)
4800 Northwest 9th Avenue
Oakland Park, Florida 33309

Wellesley Inn (West)
5070 N. State Road 7
Fort Lauderdale, Florida 33319

Wellesley Inn
946 Route 17 North
Ramsey, New Jersey 07446

WELLESLEY I, L.P. AND MERIDEN HOTEL ASSOCIATES, L.P.

Wellesley Inn (North)
1635 West Ridge Road
Greece, New York 14615-2508

Wellesley Inn
910 Woodland Avenue
Reading, Pennsylvania 19610

Wellesley Inn
3215 Route 35
Hazlet, New Jersey 07730

Wellesley Inn
100 SW 12th Avenue
Deerfield Beach, Florida 33442

Wellesley Inn (Kendall)
11750 Mills Drive
Miami, Florida 33183